DENNY’S CORPORATION REPORTS RESULTS FOR SECOND QUARTER 2016

SPARTANBURG, S.C., August 3, 2016 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its second quarter ended June 29, 2016.

Second Quarter Highlights

•	2016 full year guidance for Adjusted EBITDA* raised.

•	Domestic system-wide same-store sales decreased 0.5%, including a decrease of 0.1% at company restaurants and a decrease of 0.5% at domestic franchised restaurants.

•	Two-year domestic system-wide same-store sales increased 6.8%.

•	Opened 13 system restaurants including 12 domestic and one international franchised locations.

•	Completed 57 remodels including six at company restaurants.

•	Company restaurant operating margin of $16.4 million increased 0.4% and franchise operating margin of $24.3 million increased 3.7%.

•	Net Loss was $11.6 million, or $0.15 per diluted share, due to a pre-tax settlement loss of $24.3 million resulting from the Company's pension plan liquidation.

•	Adjusted Net Income* grew 8.3% to $10.6 million while Adjusted Net Income per Share* increased 18.6% to $0.13.

•	Adjusted EBITDA* increased $1.7 million, or 6.8%, to $26.1 million.

•	Generated $18.5 million of Free Cash Flow*, after cash capital expenditures of $4.1 million.

•	Allocated $3.8 million towards share repurchases.

John Miller, President and Chief Executive Officer, stated, “We continued to generate strong Free Cash Flow* during the second quarter which supported ongoing investments in both Denny's brand revitalization and company restaurants and the return of capital to our shareholders. Not unlike others in the industry, our quarterly results were impacted by a challenging full-service dining environment as well as our prior year quarter, during which we achieved our strongest same-store sales performance in over a decade. Despite these circumstances, we continued to grow our revenues and improve our company and franchised restaurant margins through effective cost management. Going forward, we remain committed to delivering positive and profitable system sales growth by executing our brand revitalization strategy, enhancing the overall guest experience, and expanding our global reach.”

Second Quarter Results

Denny’s domestic system-wide same-store sales decreased 0.5%, including a 0.1% decrease at company restaurants and a 0.5% decrease at domestic franchised restaurants. During the quarter,

Denny’s franchisees opened 13 restaurants. In addition, the Company acquired two franchised restaurants and refranchised two company restaurants. Denny’s franchisees closed six franchised restaurants, bringing the total number of restaurants to 1,720.

Denny’s total operating revenue grew 0.8% to $124.3 million due to an increase in both company restaurant sales and franchise royalties. Company restaurant sales grew 0.7% to $89.2 million due to a greater number of company restaurants compared to the prior year quarter. Franchise and licensing revenue grew 1.2% to $35.1 million primarily due to higher royalty revenue, partially offset by a decrease in occupancy revenue.

Company restaurant operating margin of $16.4 million, or 18.4% of company restaurant sales, increased $0.1 million and was flat on a percentage points basis. Franchise operating margin of $24.3 million, or 69.4% of franchise and licensing revenue, increased $0.9 million, or 1.7 percentage points.

Total general and administrative expenses of $16.2 million improved $0.6 million compared to the prior year quarter due to lower incentive compensation expense, partially offset by an increase in payroll and benefits expenses. Interest expense of $3.0 million increased $0.8 million due to higher borrowings compared to the prior year quarter. Denny’s ended the quarter with $221.7 million of total debt outstanding, including $198.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $3.8 million, reflecting an effective tax rate of (49.5)%. This includes an income tax benefit of $2.1 million resulting from the pension plan liquidation. Excluding the impact of the liquidation, the effective income tax rate was 36.0%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $0.6 million in cash taxes during the quarter.

Denny's Net Loss of $11.6 million, or $0.15 per diluted share, includes the impact of the Company's pension plan liquidation. Adjusted Net Income per Share* of $0.13 increased 18.6% compared to the prior year quarter and excludes the $22.2 million net settlement loss associated with the pension plan liquidation.

Free Cash Flow* and Capital Allocation

Denny’s generated $18.5 million of Free Cash Flow* in the quarter after investing $4.1 million in cash capital expenditures, including the remodeling of six company restaurants.

During the quarter, the Company allocated $3.8 million to repurchase 0.4 million shares. As of June 29, 2016, the Company had approximately $130 million remaining in authorized share repurchases, including the impact of the $50 million accelerated share repurchase agreement announced in November 2015. As part of that agreement, the Company received 3.5 million shares at the beginning of the term and received the remaining 1.5 million shares at the end of the agreement, which was completed during July 2016, after the quarter close.

Pension Plan Liquidation

As previously announced, the Company’s Advantica Pension Plan, which was closed to new participants at the end of 1999, was liquidated during the second quarter. As a result of the liquidation,

the Company made a final contribution of $9.5 million and recorded a pre-tax settlement loss of $24.3 million during the quarter.

Business Outlook

Mark Wolfinger, Denny's Executive Vice President, Chief Administrative Officer and Chief Financial Officer, commented, “The continued successful execution of our brand transformation initiatives resulted in another quarter of increased revenues and company and franchise restaurant margins, along with greater profitability when excluding the one-time loss associated with our pension plan liquidation. Our highly franchised business is expected to generate over $50 million of Free Cash Flow* in 2016, after completing substantially all remodels at company restaurants and acquiring seven high-volume franchised restaurants."

The following full year 2016 estimates are based on management’s expectations at this time and exclude any impact from the liquidation of the Advantica Pension Plan.

•	Same-store sales growth at company restaurants between 1.5% and 2.5% with same-store sales growth at domestic franchised restaurants between 1% and 2%.

•	44 to 48 new restaurant openings, with net restaurant growth of 10 to 15 restaurants.

•	Acquisition of seven (vs. one**) franchised restaurants and refranchising of six (vs. four**) company restaurants.

•	Total operating revenue between $505 and $508 million (vs. $500 and $505 million**) including franchise and licensing revenue between $139 and $140 million.

•	Company restaurant margin between 17% and 17.5% (vs. 16.5% and 17.5%**) and franchise restaurant margin between 69% and 69.5% (vs. 68.5% and 69%**).

•	Total general and administrative expenses between $65 and $67 million (vs. $64 and $67 million**).

•	Adjusted EBITDA* between $96 and $98 million (vs. $94 and $96 million**).

•	Depreciation and amortization expense between $21.5 and $22 million.

•	Net interest expense between $11.5 and $12 million (vs. $11 and $11.5 million**).

•	Effective income tax rate between 33% and 37% with $3 to $5 million of cash taxes.

•
Cash capital expenditures between $29 and $31 million (vs. $19 and $21 million**) including the acquisition of seven franchised restaurants, completion of approximately 25 remodels at company restaurants, the opening of one new company restaurant, and the scrape and rebuild of one company restaurant.

•	Free Cash Flow* between $51 and $53 million (vs. $60 and $62 million**).

*
Adjusted Net Income excludes debt refinancing charges, impairment charges, gains on sales of assets, and other adjustments including the pension settlement loss. The forward looking non-GAAP estimates set forth above are provided only on a non-GAAP basis. The Company is not able to reconcile these forward-looking non-GAAP estimates to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict or forecast the items impacting these estimates with a reasonable degree of accuracy. The Company is unable to determine the probable significance of the unavailable information. Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow included in the following tables.

**	Represents guidance ranges provided in Denny's first quarter 2016 earnings release dated May 2, 2016.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the second quarter ended June 29, 2016 on its quarterly investor conference call today, Wednesday, August 3, 2016 at 4:30 p.m. Eastern Time.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of June 29, 2016, Denny’s had 1,720 franchised, licensed, and company restaurants around the world with combined sales of $2.8 billion including 117 restaurants in Canada, Puerto Rico, New Zealand, Mexico, Costa Rica, Dominican Republic, Honduras, Guam, the United Arab Emirates, Chile, Curaçao, El Salvador, and Trinidad and Tobago. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2015 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Jessica Liddell, ICR
203-682-8208

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/29/16	12/30/15
Assets
Current assets
Cash and cash equivalents	$6,693	$1,671
Receivables	14,109	16,552
Assets held for sale	—	931
Other current assets	9,690	17,260
Total current assets	30,492	36,414
Property, net	126,075	124,816
Goodwill	33,668	33,454
Intangible assets, net	48,779	46,074
Deferred income taxes	26,664	29,159
Other noncurrent assets	27,562	27,120
Total assets	$293,240	$297,037

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,276	$3,246
Accounts payable	14,289	20,759
Other current liabilities	57,441	77,548
Total current liabilities	75,006	101,553
Long-term liabilities
Long-term debt, less current maturities	198,000	195,000
Capital lease obligations, less current maturities	20,457	17,499
Other	52,434	43,580
Total long-term liabilities	270,891	256,079
Total liabilities	345,897	357,632

Shareholders' deficit
Common stock	1,070	1,065
Paid-in capital	568,697	565,364
Deficit	(403,843)	(402,245)
Accumulated other comprehensive loss, net of tax	(9,853)	(23,777)
Treasury stock	(208,728)	(201,002)
Total shareholders' deficit	(52,657)	(60,595)
Total liabilities and shareholders' deficit	$293,240	$297,037

Debt Balances
(In thousands)	6/29/16	12/30/15
Credit facility revolver due 2020	$198,000	$195,000
Capital leases	23,733	20,745
Total debt	$221,733	$215,745

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	6/29/16	7/1/15
Revenue:
Company restaurant sales	$89,210	$88,629
Franchise and license revenue	35,105	34,690
Total operating revenue	124,315	123,319
Costs of company restaurant sales	72,837	72,320
Costs of franchise and license revenue	10,759	11,216
General and administrative expenses	16,206	16,827
Depreciation and amortization	5,105	5,314
Operating (gains), losses and other charges, net	24,241	228
Total operating costs and expenses, net	129,148	105,905
Operating income (loss)	(4,833)	17,414
Interest expense, net	3,014	2,264
Other nonoperating income, net	(119)	(83)
Net income (loss) before income taxes	(7,728)	15,233
Provision for income taxes	3,824	5,499
Net income (loss)	$(11,552)	$9,734

Basic net income (loss) per share	$(0.15)	$0.12
Diluted net income (loss) per share	$(0.15)	$0.11

Basic weighted average shares outstanding	76,730	83,975
Diluted weighted average shares outstanding	76,730	86,080

Comprehensive income	$7,052	$13,317

General and Administrative Expenses	Quarter Ended
(In thousands)	6/29/2016	7/1/2015
Share-based compensation	$1,902	$1,859
Other general and administrative expenses	14,304	14,968
Total general and administrative expenses	$16,206	$16,827

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Two Quarters Ended
(In thousands, except per share amounts)	6/29/16	7/1/15
Revenue:
Company restaurant sales	$179,596	$174,611
Franchise and license revenue	69,361	68,879
Total operating revenue	248,957	243,490
Costs of company restaurant sales	146,948	143,628
Costs of franchise and license revenue	20,762	22,194
General and administrative expenses	33,133	33,763
Depreciation and amortization	10,598	10,338
Operating (gains), losses and other charges, net	24,116	836
Total operating costs and expenses, net	235,557	210,759
Operating income	13,400	32,731
Interest expense, net	5,788	4,351
Other nonoperating income, net	(92)	(54)
Net income before income taxes	7,704	28,434
Provision for income taxes	9,302	10,167
Net income (loss)	$(1,598)	$18,267

Basic net income (loss) per share	$(0.02)	$0.22
Diluted net income (loss) per share	$(0.02)	$0.21

Basic weighted average shares outstanding	76,895	84,467
Diluted weighted average shares outstanding	76,895	86,547

Comprehensive income	$12,326	$20,300

General and Administrative Expenses	Two Quarters Ended
(In thousands)	6/29/16	7/1/15
Share-based compensation	$3,850	$3,564
Other general and administrative expenses	29,283	30,199
Total general and administrative expenses	$33,133	$33,763

DENNY’S CORPORATION
Reconciliation of Net (Loss) Income to Non-GAAP Operating Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis.  The Company uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources.  However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Two Quarters Ended
(In thousands, except per share amounts)	6/29/16	7/1/15	6/29/16	7/1/15
Net income (loss)	$(11,552)	$9,734	$(1,598)	$18,267
Provision for income taxes	3,824	5,499	9,302	10,167
Operating (gains), losses and other charges, net	24,241	228	24,116	836
Other nonoperating income, net	(119)	(83)	(92)	(54)
Share-based compensation	1,902	1,859	3,850	3,564
Adjusted Income Before Taxes	$18,296	$17,237	$35,578	$32,780

Interest expense, net	3,014	2,264	5,788	4,351
Depreciation and amortization	5,105	5,314	10,598	10,338
Cash payments for restructuring charges and exit costs	(339)	(397)	(833)	(799)
Cash payments for share-based compensation	—	—	(2,529)	(3,440)
Adjusted EBITDA	$26,076	$24,418	$48,602	$43,230

Cash interest expense, net	(2,763)	(2,019)	(5,281)	(3,864)
Cash paid for income taxes, net	(627)	(3,862)	(938)	(4,160)
Cash paid for capital expenditures	(4,142)	(8,955)	(9,449)	(12,401)
Free Cash Flow	$18,544	$9,582	$32,934	$22,805

	Quarter Ended		Two Quarters Ended
(In thousands, except per share amounts)	6/29/16	7/1/15	6/29/16	7/1/15
Net income (loss)	$(11,552)	$9,734	$(1,598)	$18,267
Pension settlement loss	24,297	—	24,297	—
Losses (gains) on sales of assets and other, net	(43)	2	(687)	(20)
Impairment charges	—	45	—	94
Loss on debt refinancing	—	—	—	293
Tax effect (1)	(2,128)	(17)	(1,897)	(131)
Adjusted Net Income	$10,574	$9,764	$20,115	$18,503

Diluted weighted average shares outstanding (2)	78,583	86,080	78,701	86,547

Adjusted Net Income Per Share	$0.13	$0.11	$0.26	$0.21

(1)
Tax adjustment for the loss on pension termination for the three and six months ended June 29, 2016 are calculated using an effective tax rate of 8.8%. The remaining tax adjustments for the three and six months ended June 29, 2016 are calculated using the Company's year-to-date effective tax rate of 35.8%, which excludes the impact of the pension termination. Tax adjustments for the three and six months ended July 1, 2015 are calculated using the Company's 2015 year-to-date effective tax rate of 35.8%.

(2)
Due to the net loss for the three and six months ended June 29, 2016, in accordance with GAAP, awards related to share-based compensation are anti-dilutive and are excluded from diluted weighted average share outstanding.  Basic and diluted shares were 76,730 for the quarter and 76,895 year-to-date. Since the net loss position is adjusted to an income position in our calculation of Adjusted Net Income, GAAP diluted weighted average shares outstanding have been adjusted for the effect of dilutive share-based compensation awards to calculate Adjust Net Income Per Share.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	6/29/16		7/1/15
Company restaurant operations: (1)
Company restaurant sales	$89,210	100.0%	$88,629	100.0%
Costs of company restaurant sales:
Product costs	21,781	24.4%	21,876	24.7%
Payroll and benefits	34,088	38.2%	33,665	38.0%
Occupancy	4,993	5.6%	4,913	5.5%
Other operating costs:
Utilities	2,852	3.2%	3,132	3.5%
Repairs and maintenance	1,732	1.9%	1,497	1.7%
Marketing	3,381	3.8%	3,258	3.7%
Other	4,010	4.5%	3,979	4.5%
Total costs of company restaurant sales	$72,837	81.6%	$72,320	81.6%
Company restaurant operating margin (2)	$16,373	18.4%	$16,309	18.4%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$24,511	69.8%	$23,774	68.5%
Initial fees	798	2.3%	656	1.9%
Occupancy revenue	9,796	27.9%	10,260	29.6%
Total franchise and license revenue	$35,105	100.0%	$34,690	100.0%

Costs of franchise and license revenue:
Occupancy costs	$7,287	20.8%	$7,733	22.3%
Other direct costs	3,472	9.9%	3,483	10.0%
Total costs of franchise and license revenue	$10,759	30.6%	$11,216	32.3%
Franchise operating margin (2)	$24,346	69.4%	$23,474	67.7%

Total operating revenue (4)	$124,315	100.0%	$123,319	100.0%
Total costs of operating revenue (4)	83,596	67.2%	83,536	67.7%
Total operating margin (4)(2)	$40,719	32.8%	$39,783	32.3%

Other operating expenses: (4)(2)
General and administrative expenses	$16,206	13.0%	$16,827	13.6%
Depreciation and amortization	5,105	4.1%	5,314	4.3%
Operating (gains), losses and other charges, net	24,241	19.5%	228	0.2%
Total other operating expenses	$45,552	36.6%	$22,369	18.1%

Operating income (loss) (4)	$(4,833)	(3.9)%	$17,414	14.1%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Two Quarters Ended
(In thousands)	6/29/16		7/1/15
Company restaurant operations: (1)
Company restaurant sales	$179,596	100.0%	$174,611	100.0%
Costs of company restaurant sales:
Product costs	44,434	24.7%	43,320	24.8%
Payroll and benefits	68,549	38.2%	66,869	38.3%
Occupancy	9,793	5.5%	9,808	5.6%
Other operating costs:
Utilities	5,803	3.2%	6,308	3.6%
Repairs and maintenance	3,334	1.9%	2,947	1.7%
Marketing	6,623	3.7%	6,465	3.7%
Other	8,412	4.7%	7,911	4.5%
Total costs of company restaurant sales	$146,948	81.8%	$143,628	82.3%
Company restaurant operating margin (2)	$32,648	18.2%	$30,983	17.7%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$48,655	70.1%	$46,937	68.1%
Initial fees	1,324	1.9%	1,101	1.6%
Occupancy revenue	19,382	28.0%	20,841	30.3%
Total franchise and license revenue	$69,361	100.0%	$68,879	100.0%

Costs of franchise and license revenue:
Occupancy costs	$14,350	20.7%	$15,624	22.7%
Other direct costs	6,412	9.2%	6,570	9.5%
Total costs of franchise and license revenue	$20,762	29.9%	$22,194	32.2%
Franchise operating margin (2)	$48,599	70.1%	$46,685	67.8%

Total operating revenue (4)	$248,957	100.0%	$243,490	100.0%
Total costs of operating revenue (4)	167,710	67.4%	165,822	68.1%
Total operating margin (4)(2)	$81,247	32.6%	$77,668	31.9%

Other operating expenses: (4)(2)
General and administrative expenses	$33,133	13.3%	$33,763	13.9%
Depreciation and amortization	10,598	4.3%	10,338	4.2%
Operating gains, losses and other charges, net	24,116	9.7%	836	0.3%
Total other operating expenses	$67,847	27.3%	$44,937	18.5%

Operating income (4)	$13,400	5.4%	$32,731	13.4%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Two Quarters Ended
(increase (decrease) vs. prior year)	6/29/16	7/1/15	6/29/16	7/1/15
Company Restaurants	(0.1)%	7.9%	1.7%	7.7%
Domestic Franchised Restaurants	(0.5)%	7.2%	0.9%	7.2%
Domestic System-wide Restaurants	(0.5)%	7.3%	1.0%	7.2%
System-wide Restaurants	(0.7)%	6.4%	0.7%	6.5%

Average Unit Sales	Quarter Ended		Two Quarters Ended
(In thousands)	6/29/16	7/1/15	6/29/16	7/1/15
Company Restaurants	$562	$559	$1,116	$1,097
Franchised Restaurants	$390	$393	$778	$774

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units March 30, 2016	162	1,551	1,713
Units Opened	—	13	13
Units Reacquired	2	(2)	—
Units Refranchised	(2)	2	—
Units Closed	—	(6)	(6)
Net Change	—	7	7
Ending Units June 29, 2016	162	1,558	1,720

Equivalent Units
Second Quarter 2016	159	1,555	1,714
Second Quarter 2015	158	1,536	1,694
Net Change	1	19	20

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 30, 2015	164	1,546	1,710
Units Opened	1	24	25
Units Reacquired	3	(3)	—
Units Refranchised	(6)	6	—
Units Closed	—	(15)	(15)
Net Change	(2)	12	10
Ending Units June 29, 2016	162	1,558	1,720

Equivalent Units
Year-to-Date 2016	161	1,551	1,712
Year-to-Date 2015	159	1,536	1,695
Net Change	2	15	17